Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Third Quarter 2013 Results

Profitability on 84% Increase in Sales

SAN DIEGO, November 6, 2013 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions, today announced results for its third quarter ended September 30, 2013.

“We are pleased to report a profitable quarter driven by an 84% increase in sales of our verykool® products over the same period last year, as well as our fourth consecutive quarter of record unit shipments,” said Joseph Ram, president and CEO of InfoSonics. “We shipped 477,000 handsets this quarter, a 166% increase compared to unit shipments in the particularly soft third quarter last year. Sales to customers in South America more than doubled, and sales in Central America increased by 59%. Our efforts to realign our cost structure reduced total operating expenses by 23% compared to the prior year period and produced a profitable quarter. We continued to refresh our product portfolio by expanding our Xtreme line of ruggedized handsets with the verykool®RS90 “Vortex” smartphone and introduced the verykool®s470 “Black Pearl,” a powerful smartphone with a quad-core processor, Android 4.2 and a 4.7” HD screen.”

InfoSonics reported net sales for the third quarter of 2013 of $9.9 million, which represented a $4.5 million, or 84%, increase from $5.4 million for the third quarter of 2012. As noted above, net sales to carrier customers in South America doubled and sales to customers in Central America grew 59%. Sales were also strong to U.S. based distributors selling to customers in Latin America and Mexico.

Gross profit for the third quarter of 2013 was $1.8 million, a 60% increase from $1.1 million in the 2012 third quarter, reflecting the significantly higher level of net sales. Gross margin as a percent of net sales in the 2013 third quarter was 18.5% compared to 21.2% in the 2012 third quarter. The lower gross margin this year reflects the sale of slow moving inventory at reduced prices and margins, as well as a decrease of private label sales to customers in EMEA and APAC.

Operating expenses in the third quarter of 2013 of $1.8 million declined 23% compared to $2.3 million in the 2012 third quarter. Reduced spending in a number of areas resulted in a 13% decrease in selling, general and administrative expenses. R&D expenses fell by 58%, reflecting savings associated with the consolidation of our China development team earlier in the year into one location in Shenzhen.

Net income for the third quarter of 2013 was $34,000, or $0.00 per share, compared to a net loss of $1.2 million, or $0.08 per share, in the third quarter of 2012.

At September 30, 2013, the Company had $15.8 million in working capital, including $1.9 million in cash and restricted cash, and no outstanding indebtedness. Cash and restricted cash balances declined by $4.5 million compared to the June 30, 2013 balances primarily as a result of increased accounts receivable incident to the increased sales level.

About InfoSonics Corporation

InfoSonics is a San Diego-based designer, manufacturer and provider of wireless handsets and related products to OEMs, carriers, distributors and consumers in the United States, Latin America, Europe, Africa and Asia Pacific. The company is committed to delivering quality products with innovative industrial designs that appeal to consumers and offer exceptional value. InfoSonics sells and supports its own line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) the ability of our China R&D group to develop new verykool® handsets and successfully deliver them on a timely basis; (3) the ability of the Company to have access to adequate capital to fund its operations; (4) extended general economic downturn in world markets; (5) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) cancellation of customer orders or delays in requested delivery dates; (9) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (10) significant changes in supplier terms and relationships, shortages in critical components or delays in product supply or manufacturing lead times that could impact our ability to fulfill customer orders; (11) loss of business from one or more significant customers; (12) customer and geographical accounts receivable concentration risk and other related risks; (13) rapid product improvement and technological change resulting in inventory obsolescence; (14) uncertain political and economic conditions internationally, including terrorist or military actions; (15) the loss of a key executive officer or other key employees and the integration of new employees; (16) changes in consumer demand for multimedia wireless handset products and features; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (18) seasonal buying patterns; (19) the resolution of any litigation for or against the Company; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$9,867	$5,373	$26,030	$25,842
Cost of sales	8,039	4,234	21,090	20,392

Gross profit	1,828	1,139	4,940	5,450

Operating expenses:
Selling, general and administrative	1,572	1,804	5,114	5,262
Research and development	221	527	1,119	1,523

	1,793	2,331	6,233	6,785

Operating income (loss)	35	(1,192)	(1,293)	(1,335)

Other income (expense):
Other income (expense)	(2)	—	584	(65)
Interest, net	4	3	15	53

Income (loss) before provision for income taxes	37	(1,189)	(694)	(1,347)
Provision for income taxes	(3)	—	(28)	(2)

Net income (loss)	$34	$(1,189)	$(722)	$(1,349)

Net income (loss) per share:
Basic	$0.00	$(0.08)	$(0.05)	$(0.09)
Diluted	$0.00	$(0.08)	$(0.05)	$(0.09)

Weighted-average number of common shares outstanding:
Basic	14,184	14,184	14,184	14,184
Diluted	14,199	14,184	14,184	14,184

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,639	$5,230
Restricted cash	275	1,003
Trade accounts receivable, net of allowance for doubtful accounts of $374 and $339, respectively	11,738	10,247
Other accounts receivable	103	95
Inventory	2,888	3,429
Prepaid assets	3,020	1,521

Total current assets	19,663	21,525

Property and equipment, net	215	367
Other assets	218	229

Total assets	$20,096	$22,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$869	$1,514
Accrued expenses	3,034	3,786

Total current liabilities	3,903	5,300

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and outstanding as of September 30, 2013 and December 31, 2012	14	14
Additional paid-in capital	32,386	32,282
Accumulated other comprehensive loss	(23)	(13)
Accumulated deficit	(16,184)	(15,462)

Total stockholders’ equity	16,193	16,821

Total liabilities and stockholders’ equity	$20,096	$22,121

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(722)	$(1,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	201	208
Loss on disposal of fixed assets	48	66
Provision for bad debts	34	225
Provision for obsolete inventory	(187)	51
Stock-based compensation expense	104	174
(Increase) decrease in:
Trade accounts receivable	(1,525)	1,654
Other accounts receivable	(8)	(23)
Inventory	728	(2,360)
Prepaids	(1,499)	1,038
Other assets	11	(238)
Decrease in:
Accounts payable	(645)	(308)
Accrued expenses	(752)	(1,053)

Net cash used in operating activities	(4,212)	(1,915)

Cash flows from investing activities:
Purchase of property and equipment	(97)	(266)
(Increase) decrease in restricted cash	728	(2)

Net cash provided by (used in) investing activities	631	(268)

Effect of exchange rate changes on cash	(10)	102

Net decrease in cash and cash equivalents	(3,591)	(2,081)
Cash and cash equivalents, beginning of period	5,230	11,422

Cash and cash equivalents, end of period	$1,639	$9,341

Cash paid for interest	$—	$—
Cash paid for taxes	—	—